Exhibit 21










                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Phoenix Leasing Incorporated:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Incorporated (a California corporation) and Subsidiaries as of June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Incorporated and Subsidiaries as of June 30, 1997 and 1996, in conformity with generally accepted accounting principles.




San Francisco, California,                               ARTHUR ANDERSEN LLP
September 5, 1997

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                      June 30,     June 30,
                                                        1997         1996
                                                    -----------  -----------

Cash and cash equivalents                           $11,409,747  $ 3,767,098
Investments in securities                             5,105,289    1,287,323
Trade accounts receivable, net of allowance
  for doubtful accounts of $121,944 and $31,246
  at June 30, 1997 and 1996, respectively               289,284      989,030
Receivables from Phoenix Leasing Partnerships and
  other affiliates                                    4,796,513    3,955,935
Notes receivable from related party                     710,598    8,767,694
Equipment inventory                                        --      2,240,448
Equipment subject to lease                            4,320,755   14,232,017
Notes receivable                                      5,825,842    3,560,830
Investments in Phoenix Leasing Partnerships           1,678,239    1,773,887
Property and equipment, net of accumulated
  depreciation of $10,881,577 and $11,398,438 at
  June 30, 1997 and 1996, respectively                6,009,049    6,933,608
Other assets                                          3,087,741    3,011,229
                                                    -----------  -----------

        TOTAL ASSETS                                $43,233,057  $50,519,099
                                                    ===========  ===========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:

Short-term lines of credit                          $      --    $ 1,750,000
Warehouse lines of credit                            10,310,568   16,930,044
Payables to affiliates                                2,950,748    2,155,626
Accounts payable and accrued expenses                 2,564,226    3,205,932
Deferred revenue                                           --        328,676
Long-term debt                                          147,532      620,899
Deficit in investments in Phoenix Leasing
  Partnerships                                          738,297      761,214
                                                    -----------  -----------

        TOTAL LIABILITIES                            16,711,371   25,752,391
                                                    -----------  -----------

Minority Interests in Consolidated Subsidiaries         105,901       27,615
                                                    -----------  -----------

Commitments and Contingencies (Note 15)

SHAREHOLDER'S EQUITY:

Common stock, without par value, 30,000,000 shares
  authorized, 5,433,600 issued and outstanding at
  June 30, 1997 and 1996, respectively                   20,369       20,369
Additional paid-in capital                           11,466,920   11,466,920
Unrealized gains on investments in securities,
  available for sale                                    243,311         --
Retained earnings                                    14,685,185   13,251,804
                                                    -----------  -----------
        TOTAL SHAREHOLDER'S EQUITY                   26,415,785   24,739,093
                                                    -----------  -----------

        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY  $43,233,057  $50,519,099
                                                    ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997




Note 1. Summary of Significant Accounting Policies:

      a. Organization - Phoenix Leasing Incorporated and subsidiaries (the Company), a wholly owned subsidiary of Phoenix American Incorporated (PAI), is engaged in the organization and management of partnerships which specialize in the purchase and lease of primarily high-technology and data processing equipment. The partnerships purchase equipment directly from equipment vendors for lease to financial, commercial and industrial businesses and governmental agencies. The partnerships also finance transactions in the areas of microcomputers and emerging growth companies. The Company has also engaged in similar leasing activities for its own account. The Company also provides ongoing equipment maintenance services for end-users of high-technology data processing equipment and graphic plotters.

      b. Principles of Consolidation - The consolidated financial statements include the accounts of Phoenix Leasing Incorporated and its wholly or majority-owned subsidiaries and subsidiaries over which the Company exerts control. All significant intercompany accounts and transactions have been eliminated in consolidation.

           Except as otherwise explained below, minority interests in the net assets and net income or loss of majority-owned subsidiaries are allocated on the basis of the proportionate ownership interests of the minority owners.

           Three of the consolidated subsidiaries are California limited partnerships (the Partnerships) which are general partners of three of the Phoenix Leasing Partnerships. As of June 30, 1997, the Company held a 50%
general partner ownership interest in two of the Partnerships and a 62.5% interest in one. Under the terms of the partnership agreements, profits and losses attributable to acquisition fees paid to the Partnerships from Phoenix Leasing Partnerships are allocated to the limited partner (the minority owner in the Partnerships) in proportion to the limited partner's ownership interest. All remaining profits and losses are allocated to the Company. Distributions to the partners are made in accordance with the terms of the partnership agreement. The limited partner of each of the Partnerships is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who is the owner of PAI.

      c. Management, Acquisition and Incentive Fee Income - As of June 30, 1997, the Company is the corporate general partner in 11 actively operating limited partnerships and manager of 7 actively operating joint ventures, all of which own and lease equipment. Seven of the partnership agreements provide for payment of management fees based on partnership revenues and acquisition fees when the partnerships' assets are acquired. Five of the limited partnership agreements provide for payment of management fees and liquidation fees (see discussion later in this footnote). One of the partnership agreements provides for a fee to be paid to the Company based on a percentage of equity proceeds received by the partnership and a percentage of net income. Most of the joint venture agreements provide for payment of management fees based on joint venture revenues.

       These partnerships and the joint ventures are collectively referred to as the "Phoenix Leasing Partnerships."

      d. Investments - Investments in Phoenix Leasing Partnerships reflect the Company's equity basis in the Phoenix Leasing Partnerships. Under the equity method of accounting the original investment is recorded at cost and is adjusted periodically to recognize the Company's share of earnings, losses and distributions after the date of acquisition. The Company has adopted the equity method of accounting on the basis of its control and significant influence over the Phoenix Leasing Partnerships.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 1. Summary of Significant Accounting Policies (continued):

      e. Liquidation Fee Income - The Company earned liquidation fees from five of the Phoenix Leasing Partnerships in consideration for the services and activities performed in connection with the disposition of the partnerships' assets. Management of the Company concluded that the total liquidation fees to be earned over the life of these partnerships may not be fully realizable. Accordingly, the Company recognized liquidation fee income when the fees were paid by the partnerships. During the year ended June 30, 1996, the Company recognized the remaining $1,062,046 in liquidation fees from these partnerships.

          In two other partnerships, cash distributions received in excess of the allocated cumulative net profits represent a liquidation fee which cannot exceed, in the aggregate, 7.792% of the net contributed capital.

      f. Lease Accounting - The Company's leasing operations consist of both financing and operating leases. The method of accounting for finance leases recognizes unearned income at the inception of the lease calculated as the excess of net rentals receivable and estimated residual value at the end of the lease term over the cost of the equipment leased. Unearned income is amortized monthly over the term of the lease on a declining basis to provide an approximate level rate of return on the unrecovered cost of the investment. Initial direct costs of originating new leases are capitalized and amortized over the initial lease term.

         When accounting for operating leases, the leased equipment is recorded as an asset, at cost, and is depreciated on a straight-line basis over its estimated useful life, ranging up to six years. Rental income represents the rental payments due during the period under the terms of the lease.

         The Company is the lessor in leveraged lease agreements under which computer equipment having an estimated useful life of 5 years was leased for periods from 4-5 years. The Company is the equity participant and equipment owner. A portion of the purchase price was furnished by third-party financing in the form of long-term debt that provides no recourse to the Company and is secured by a first lien on the financed equipment.

      g. Property and Equipment - Property and equipment which the Company holds for its own use are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging up to 45 years.

      h. Income Taxes - The Company is included in consolidated and combined tax returns filed by PAI. See Note 14 for further information.

      i. Deferred Revenue - Deferred revenue is the result of selling maintenance contracts which provide service over a specific period of time. Deferred revenue is amortized on a straight-line basis over the service period not to exceed 5 years. During the year ended June 30, 1997, the Company discontinued sales of such contracts and all deferred revenue was fully amortized.

      j. Investments in Securities - Investments in securities, available for sale, are stated at fair value or amortized cost, as specified by SFAS 115. Interest is recognized when earned.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 1. Summary of significant Accounting Policies (continued):

      k. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      l. Reclassification - Certain 1996 balances have been reclassified to conform to the 1997 presentation.


Note 2.  Receivables from Phoenix Leasing Partnerships and Other Affiliates:

      Receivables from Phoenix Leasing Partnerships and other affiliates consist of the following for the years ended June 30:

                                                             1997        1996
                                                             ----        ----

Management Fees                                          $  156,668  $  416,149
Acquisition fees                                            283,133      74,099
Other receivables from Phoenix Leasing Partnerships, net  2,668,081   3,458,687
Other receivables from corporate affiliates               1,688,631       7,000
                                                         ----------   ---------

                                                         $4,796,513  $3,955,935
                                                         ==========  ==========

      The Company collected $2,155,543 of these other receivables from the Phoenix Leasing Partnerships on September 2, 1997.


Note 3. Investments in Phoenix Leasing Partnerships:

       The Company records its investments in Phoenix Leasing Partnerships under the equity method of accounting. The ownership interest percentages vary, ranging from .5% up to 25%. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of each partnership, which includes responsibility for supervising partnership acquisition, leasing, remarketing and sale of equipment. Distributions of cash from the partnerships are made at the discretion of the general partner; historically, a significant portion of the partnerships' earnings has been distributed annually.

       A shareholder of PAI and officers of the Company also have general and limited partner interests in several of the partnerships.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 3. Investments in Phoenix Leasing Partnerships (continued):

      The activity in the investments in Phoenix Leasing Partnerships for the years ended June 30 are as follows:

                                                      1997            1996
                                                      ----            ----

             Balance, beginning of year            $1,012,673      $  412,974
             Additional investments                   178,243         830,085
             Equity in earnings                     2,933,649       2,093,488
             Cash distributions                    (3,184,621)     (2,323,874)
                                                   ----------      ----------

             Balance, end of year                  $  939,942      $1,012,673
                                                   ==========      ==========

      The  Company's  total  investments  in Phoenix  Leasing  Partnerships  are comprised of investments in certain partnerships which are subject to fluctuations due to partnerships' performances and timing of cash distributions. At times the investment in those partnerships will be a deficit.

      Certain of the partnership agreements require the Company to restore any deficit in its capital account to zero at the dissolution of the partnership. This deficit is a result of cash distributions received and losses allocated to the Company. The Company has determined that in certain partnerships it will be unlikely that the deficit investment will reverse and as a result during the year ended June 30, 1993 the Company elected to make capital contributions prior to partnership dissolution totaling $2,028,733. As of April 1, 1992, the Company elected to forgo any future cash distributions from, and will not record its share of future earnings generated from the operations of, one of these partnerships. The Company has deferred any future cash distributions from two other partnerships. The Company believes that it would be likely that any future cash distributions received from these partnerships would have to be paid back at the dissolution of the partnerships. The Company will continue to record fee income earned from the management of, and acquisition of equipment for these partnerships.

       The aggregate positive investment and aggregate deficit investment balances are presented separately on the balance sheets as of June 30, 1997 and 1996.

      The partnerships own and lease equipment. All debt of the partnerships is secured by the equipment and is without recourse to the general partners. The unaudited financial statements of the partnerships reflect the following combined, summarized financial information as of June 30, 1997 and for the twelve months then ended:

                    Assets                       $ 120,259,000
                    Liabilities                     19,520,000
                    Partners' Capital              100,739,000
                    Revenue                         33,479,000
                    Net Income                      13,994,000

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 4.  Equipment Subject to Lease and Notes Receivable:

      Equipment subject to lease includes the Company's investments in leveraged leases, investments in financing leases, operating leases and notes receivable.

      Equipment subject to lease consists of the following at June 30:

                                                      1997            1996
                                                      ----            ----

      Equipment on lease, net of accumulated
        depreciation of $47,177 and $258,102 at
        June 30, 1997 and 1996, respectively      $    83,057     $    92,008
      Leverage leases                               1,913,392       1,589,772
      Equipment held for resale                       225,084         305,840
      Investment in financing leases                1,863,214      12,036,604
      Operating leases                                236,008         207,793
                                                  -----------     -----------
        Total equipment subject to lease          $ 4,320,755     $14,232,017
                                                  ===========     ===========

      Notes receivable                              5,825,842       3,560,830

      Leverage Leases:

      The Company's net investment in leveraged leases is composed of the following elements at June 30:

                                                      1997            1996
                                                      ----            ----

      Rental receivable (net of principal and
        interest on the nonrecourse debt)         $       -       $       -
      Estimated residual value of leased assets     2,602,636       2,498,233
      Less:  Unearned and deferred income            (689,244)       (908,461)
                                                  -----------     -----------

      Net investment in leveraged leases          $ 1,913,392     $ 1,589,772
                                                  ===========     ===========

      Investment in Financing Leases:

      The Company has entered into direct lease arrangements with companies engaged in the development of technologies and other growth industry businesses operating in different industries located throughout the United States.
Generally, it is the responsibility of the lessee to provide maintenance on leased equipment.

      The Company's net investment in financing leases consists of the following at June 30:

                                                         1997           1996
                                                         ----           ----

             Minimum lease payments to be received   $ 2,420,101   $ 16,089,868
             Less:unearned income                       (542,155)    (4,053,264)
                  allowance for early termination        (14,732)        -
                                                     -----------   ------------

             Net investment in financing leases      $ 1,863,214   $ 12,036,604
                                                     ===========   ============

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 4.  Equipment Subject to Lease and Notes Receivable (continued):

      Minimum rentals to be received on non-cancelable financing leases for the years ended June 30, are as follows:

      1998                                                    $   751,632
      1999                                                        704,531
      2000                                                        467,636
      2001                                                        401,409
      2002                                                         94,893
                                                              -----------

         Total                                                $ 2,420,101
                                                              ===========
      Notes Receivable:

      Notes receivable for the years ended June 30, are as follows:

                                                         1997          1996
                                                         ----          ----

      Notes receivable from emerging growth and
      other companies with stated interest ranging
      from 13.8% to 19.8% per annum receivable in
      installments ranging from 35 to 85 months
      collateralized by the equipment financed       $ 5,825,842   $ 3,560,830
                                                     ===========   ===========

      Minimum payments to be received on non-cancelable notes receivable for the years ended June 30, are as follows:

      1998                                                    $ 1,838,665
      1999                                                      1,793,111
      2000                                                      1,919,794
      2001                                                      1,230,924
      2002                                                        564,672
      Thereafter                                                  353,946
                                                              -----------
         Total minimum payments to be received                $ 7,701,112
                                                              ===========

      Less:  unearned interest                                 (1,875,270)
                                                              -----------
         Net investment in notes receivable                   $ 5,825,842
                                                              ===========


Note 5.  Sale of Leased Assets and Notes Receivable:

        The Company adopted SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as it related to transactions including revolving periods completed after January 1, 1997. Prior to this date, such transactions were accounted for under SFAS 77, "Reporting by Transferors for Transfers of Receivables without Recourse". The change in standards has not had a material effect on the financial statements of the Company during the year ended June 30, 1997.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 5.  Sale of Leased Assets and Notes Receivable (continued):

        The Company acquires leased or financed equipment with the intent to subsequently transfer those assets, accounted for herein as a sale, to a trust which issues lease backed certificates and notes receivables. As of June 30, 1997, the Company has acquired $7,689,056 in such leased or financed equipment which is included in Equipment subject to lease and notes receivable. The Company uses proceeds from its two warehouse lines of credit to purchase or finance this equipment. During the holding period the Company recognizes the revenues generated from these leases or notes and the interest expense related to the drawdowns from the warehouse lines of credit.

        On June 4, 1997, the Company entered into an agreement to transfer certain assets and notes receivables with a net carrying value of $30,817,909 to a trust for the purpose of the trust issuing contract backed certificates in exchange for cash proceeds, of which $10 million was held back in a specified account ("Pre-funding Account") to acquire additional assets from a subsidiary . The Pre-Funding Account has a termination date of September 25, 1997. The Company recognized a gain on this transaction of $127,209. The contract backed certificates are recourse only to the assets used to collateralize the obligation. Under the terms of the agreement, the Company will continue to acquire and transfer additional assets to the trust over the twelve month period beginning June 5, 1997 and ending June 4, 1998. In accordance with this agreement, the Company transferred additional assets to the trust for $3,629,166. These assets had a net carrying value of $3,527,757, resulting in a gain of $101,409.

        On October 11, 1996, the Company entered into an agreement to transfer certain assets and notes receivables with a net carrying value of $24,141,511 to a trust for the purpose of the trust issuing lease backed certificates in exchange for cash proceeds. The Company recognized a gain on this transaction of $307,069. The certificates are recourse only to the assets used to collateralize the obligation. Under the terms of the agreement, the Company will continue to acquire and transfer additional assets to the trust over the twelve month period beginning October 12, 1996 and ending October 11, 1997. During the period October 12, 1996 through May 1, 1997, the Company transferred additional assets to the trust for $4,786,735. These assets had a net carrying value of $4,254,031, resulting in a gain of $532,704. Subsequent to May 1, 1997, the Company ceased to acquire and transfer additional assets to the trust under this agreement.

        On November 29, 1995, the Company entered into an agreement to transfer certain assets and notes receivables with a net carrying value of $27,337,402 to a trust for the purpose of the trust issuing lease backed certificates in exchange for cash proceeds. The Company recognized a gain on this transaction of $459,633. The leased backed certificates are recourse only to the assets used to collateralize the obligation. Under the terms of the agreement, the Company continued to acquire and transfer additional assets to the trust over the twelve month period beginning November 30, 1995 and ending November 28, 1996. During the period November 30, 1995 through June 30, 1996, the Company transferred additional assets to the trust for $4,668,388. These assets had a net carrying value of $4,225,596, resulting in a gain of $442,792.

        In addition, in accordance with the November 29, 1995 agreement, during the period July 1, through November 28, 1996, the Company transferred assets to the trust for $4,052,704,. These assets had a net carrying value of $3,676,390, resulting in a gain of $376,314.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997




Note 6.  Property and Equipment:

       Major classes of property and equipment at June 30 are as follows:

                                                           1997         1996
                                                           ----         ----

      Land                                             $ 1,077,830  $ 1,077,830
      Buildings                                          7,420,201    7,352,608
      Office furniture, fixtures and equipment           7,468,072    8,441,476
      Other                                                924,523      843,450
                                                       -----------  -----------

                                                        16,890,626   17,715,364
      Less accumulated depreciation and amortization   (10,881,577) (11,398,438)
      Inventory held for resale                            -            616,682
                                                       -----------  -----------
      Net Property and Equipment                       $ 6,009,049  $ 6,933,608
                                                       ===========  ===========

      PAI owns its headquarters building in San Rafael, California. The Company paid $7,749,476 to purchase the land and construct the building. The cost of construction was paid for with a combination of $2,749,476 in cash from the Company's operations and a $5,000,000 advance from PAI. The $5,000,000 advance is included as a reduction in receivable from Phoenix Leasing Partnerships and other affiliates. PAI has pledged the market value of the building as security for a $5,000,000 Industrial Revenue Bond ("IDB") which PAI has with the City of San Rafael, California. The principal of the IDB is payable in a lump sum payment on October 1, 2004. The Company paid $335,127 and $248,325 in interest payments related to the IDB during the year ended June 30, 1997 and 1996, respectively.

      As of May 31, 1997, the Company sold certain assets and liabilities of its subsidiary, which provided equipment maintenance services for end-users of high-technology data processing equipment and graphic plotters, to an unaffiliated company and recorded a gain on sale of property and equipment of $544,732.

      As of June 30, 1997, a portion of the Company's headquarters has been leased to third parties. The remaining lease term is for less than one year and the minimum lease payments receivable is $362,785.


Note 7.  Investments in Securities:

      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The Company adopted this statement on July 1, 1994. This pronouncement prescribes specific accounting treatment for investments based on their classification as either held-to-maturity securities
(HTM), available-for-sale securities (AFS) or trading securities, as defined in the statement.

       In connection  with the three prior lease and note  securitizations  (see
Note 7) the Company has acquired Class C Equipment Investment Trust Certificates (Class C Shares) and notes. The Class C Shares are classified as AFS and are reported at their amortized cost of $4,658,771 and $1,248,843, as of June 30, 1997 and 1996, respectively, which approximates fair value. The Class C Shares do not have a specified contractual maturity.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997



Note 7.  Investments in Securities (continued):

       All equities held by the Company are classified as AFS and are reported at their fair value of $446,518 and $38,480 at June 30, 1997 and 1996, respectively. Gross unrealized gains on such securities as of June 30, 1997 and 1996 were $405,518 and $0, respectively.


Note 8.  Fair Value of Financial Instruments:

      Investments in Securities

       The carrying amounts of investments in securities, available for sale, reported in the balance sheets approximate their fair values.

      Notes Receivable and Debt

       The fair values of the Company's notes receivable and debt are estimated based on the market prices of similar instruments or on the current market interest rates for instruments with similar terms, maturities, and risks. The estimated fair values of the Company's notes receivable and debt approximate the carrying amounts reported in the balance sheets.


Note 9.  Short-Term and Warehouse Lines of Credit:

       To provide interim financing for equipment and working capital needs, the Company executes lines of credit which consist of short-term notes with banks with interest rates equal to the prime rate or the banks' index rate. All lines of credit are renewable annually at the banks' option.

       As of June 30, 1997, the Company, through PAI, had access to one short-term line of credit totaling $2.5 million, all of which was available. Draw downs under this credit line are secured by the Company's receivable from Phoenix Leasing Partnerships and its investments in class C shares.

       In addition, the Company has two secured short-term warehouse lines of credit totaling $37.5 million, which are used to provide interim financing for the acquisition of equipment and the financing of notes receivable. As of June 30, 1997 and 1996, $10.3 and $16.9 million , respectively, of these lines have been drawn down and are due in one year or less. The draw downs under these lines are collateralized by investments in financing leases and notes receivable included in equipment subject to lease. The interest rate is tied to the IBOR (Eurodollar) rate. The initial commitment period for these lines of credit is 18 months and may be extended to 36 months at the discretion of the banks. Principal payments are based on the lesser of the aggregate payments received by the Company on its leases and notes receivable or the aggregate principal and interest outstanding on the payment date of the credit line.

       In connection with the Company's lines of credit, various financial ratios and other covenants must be maintained. The Company has guaranteed its right, title and interest in certain of its assets and the future receipts from these assets in order to secure payment and performance of these credit lines.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997




Note 10.  Long-Term Debt:

      Long-term debt consists of the following at June 30:

                                                           1997        1996
                                                           ----        ----

      Mortgage payable at varying interest rates
        with an initial rate of 8.75% secured by a
        first deed of trust on real property with a
        cost of $167,650. Note is amortized over 83
        months with monthly payments of $559 with a
        final payment of $121,267.                      $  147,532  $  154,238

      Note payable to a bank, collateralized by the
        assets of Phoenix Leasing Liquidation
        Corporation, a subsidiary of the Company, with
        a variable rate of interest tied to the bank's
        prime rate payable in 30 consecutive monthly
        installments                                          -        466,661
                                                        ----------  ----------
                                                        $  147,532  $  620,899
                                                        ==========  ==========

The aggregate long-term debt maturities for the fiscal years ended June 30, are as follows:

      1998                                              $    6,706
      1999                                                   6,706
      2000                                                   6,706
      2001                                                 127,414
                                                        ----------
      Total                                             $  147,532
                                                        ==========


Note 11.  Profit Sharing Plan:

      The Company has a profit sharing plan covering substantially all employees who meet certain age and service requirements. Contributions to the plan by the Company are made at the discretion of the board of directors. The profit sharing expense was $600,000 for the years ended June 30, 1997 and 1996, respectively.


Note 12. Leased Facilities:

      The Company leases office and warehouse space in various parts of the country and had annual rental expense of approximately $437,000 and $417,000 for the years ended June 30, 1997 and 1996, respectively.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997




Note 13.  Income Taxes:

      The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by PAI which are prepared on the accrual basis of accounting. In accordance with a Tax Sharing Agreement effective July 1, 1991, between the Company and PAI, PAI has assumed all tax liabilities and benefits arising from the Company's income or loss.

      The Company computes and records its tax attributes and the related benefit or provision is transferred to PAI.

      The provision (benefit) for income taxes for the year ended June 30 consists of the following:

                                                  1997            1996
                                                  ----            ----

        Current tax benefit                    $ (111,925)      $(551,913)
        Deferred tax expense                      670,305         598,161
                                               ----------       ---------

                                               $  782,230       $  46,248
                                               ==========       =========

      Cumulative temporary differences of $10,097,889 and $7,977,571 as of June 30, 1997 and 1996, respectively, are primarily related to differences in book and tax accounting treatments for leveraged leases.

      The difference between the effective tax rate and statutory tax rate is due to certain expenses deductible for financial reporting purposes but not for tax purposes, state tax expense net of federal benefit and other miscellaneous items.


Note 14.  Transactions with Related Parties:

        The Company provides an interest bearing line of credit totaling $8,000,000 to PAI's controlling shareholder which is secured by common stock of Phoenix Precision Graphics, Inc. (a Nevada corporation, owned by the principal shareholder). As of June 30, 1997 and 1996, $511,493 and $6,646,209 of this line of credit was outstanding and is included in notes receivable from related party. As of June 30, 1997 and 1996, Phoenix Precision Graphics is in a start-up mode and has cumulative losses of $13,236,982 and $9,120,711, respectively.

        The Company provides an interest bearing line of credit to PAI's controlling shareholder, which is secured by common stock of Phoenix Fiberlink Inc. (a Nevada Corporation, owned by the principal shareholder). As of June 30, 1997 and 1996, $199,105 and $2,121,484 of this line of credit has been drawn down and is included in notes receivable from related party.

        The Company earned a management fee from an affiliate of $515,137 and $556,453 for the years ended June 30, 1997 and 1996, respectively. This management fee is included in Portfolio management fees.

        The Company paid an affiliate an asset management fee of $305,770 during the year ended June 30, 1996. This asset management fees is included in equipment lease operations, maintenance, remarking and administrative fees.

                  PHOENIX LEASING INCORPORATED AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1997


Note 14.  Transactions with Related Parties (continued):

        As of January 1, 1997, the Company transferred certain assets and liabilities to a non-consolidated affiliate, ReSource/Phoenix, Inc., wholly owned by the Company's controlling shareholder. No gain or loss was recorded as a result of this transaction. In addition, the Company transferred all of its third party resource service contracts to ReSource/Phoenix, Inc. The Company recorded fees from these contracts of $657,295 for the period July 1 through December 31, 1996 and $980,981 for the year ended June 30, 1996. For the period January 1 through June 30, 1997, ReSource/Phoenix, Inc. recorded fees of $746,333. ReSource/Phoenix, Inc. will continue to provide Accounting, Finance, Human Resources, Legal, Investor Administration, and Information Technology services to the Company. The Company paid ReSource/Phoenix, Inc. $1,089,012 for these services for the period January 1 through June 30, 1997, the expense of which is included in selling, general and administrative for the year ended June 30, 1997.


Note 15.  Commitments and Contingencies:

        The Company has entered into agreements which contain specific purchase commitments. The Company may satisfy these commitments by purchasing equipment for its own account or by assigning equipment purchases to its affiliated partnerships. At June 30, 1997 the Company anticipates being able to satisfy its future obligations under the agreements and intends to assign most of the purchases under the agreements to its affiliated partnerships.

        The Company is party to legal actions which arise as part of the normal course of its business. The Company believes, after consultation with counsel, that it has meritorious defenses in these actions, and that the liability, if any, will not have a material adverse effect on the financial position of the Company.